Exhibit 4.8

IRREVOCABLE PROXY

                WHEREAS, the undersigned is executing this Irrevocable Proxy in connection with that certain Securities Purchase Agreement dated as of August   , 2003 by and between Hypertension Diagnostics, Inc. (the “Company”) and certain investors, including the undersigned (the “Agreement”); and

                WHEREAS, capitalized terms not otherwise defined herein have the meaning ascribed to them in the Agreement.

                In consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the undersigned, the undersigned, intending to be legally bound, hereby irrevocably constitutes and appoints Mark Schwartz (“Schwartz”) with full power of substitution and revocation, as the undersigned’s true and lawful agent, attorney and proxy, for the undersigned and in the undersigned’s name, place and stead, giving and granting to each of said attorney all the powers the undersigned would possess if personally present, to vote all of the undersigned shares of capital stock, including common stock, par value $0.01 per share, and Series A Convertible Preferred Stock, par value $0.01 per share (collectively, the “Shares”), in connection with any matters, presented at any or all meetings, regular or special, of any holders of voting securities of the Company, or any adjournments or postponements thereof, in accordance with Schwartz’s sole and absolute discretion.

                Notwithstanding the foregoing, whenever the holders of any class of stock shall be entitled to vote or will vote shares of stock for the election of directors, Schwartz shall vote the undersigned’s Shares (i) to cause and maintain a board of directors (the “Board”) composed of seven (7) members, and (ii) in favor of the amendment to the Company’s Articles of Incorporation to increase the number of shares of common stock authorized to 150,000,000, or such other number as may be sufficient to allow for the reservation for issuance of all shares of common stock underlying each outstanding security convertible or exercisable for, or exchangeable into, common stock (the “Proposal”).  In addition, Schwartz shall vote the undersigned’s Shares, at the meeting of shareholders at which the Proposal is first presented, to cause the election of Greg H. Guettler (“Guettler”) to the Board and shall continue to vote such shares to cause Guettler to remain a member of the Board for the duration of his term. Furthermore, Schwartz shall vote the undersigned’s Shares at such meeting at which Jay N. Cohn (“Cohn”) is nominated to the Board to cause the election of Cohn to the Board and shall continue to vote such shares to cause Cohn to remain a member of the Board for the duration of his term.  Notwithstanding the foregoing, the obligation of Schwartz to vote the undersigned’s Shares in favor of Guettler and Cohn as aforesaid shall terminate with respect to Guettler, if Guettler is convicted of any felony, any violation of any federal or state securities law, engages in intentional or grossly negligent conduct in the performance of his duties, or breaches his fiduciary duty to the Company as determined by seventy-five percent (75%) of the Board and with respect to Cohn if Cohn is convicted of any felony, any violation of any federal or state securities law, engages in intentional or grossly negligent conduct in the performance of his duties, or breaches his fiduciary duty to the Company as determined by seventy-five percent (75%) of the Board.

                By executing this proxy, the undersigned hereby revokes all proxies heretofore made by the undersigned.  The undersigned acknowledges that this proxy is coupled with an interest in the Shares.

                This Irrevocable Proxy shall be irrevocable by the undersigned during its term which shall expire forty-eight (48) months from the date hereof.

Date:
Name of Holder of Shares:

By:

Its: